Filed Pursuant to Rule 433
Registration No. 333-212581

Follow - On Common Stock Offering July 2016

Offering Disclosure Slide

This presentation contains certain forward-looking information about BNC Bancorp ("BNC") that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, are forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as "may," "could," "should," "will," "would," "believe," "anticipate," "estimate," "project," "expect," "intend," "plan," or words or phases of similar meaning. Forward-looking statements may include, among other things, statements about BNC's confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings. The forward-looking statements are based largely on BNC's expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond BNC's control. This presentation includes certain statistical, market or industry information obtained from third party sources that BNC cannot independently verify but that BNC believes to be reliable. Forward-looking statements obtained from third party sources are subject to the same uncertainties and qualifications as other forward-looking statements that appear in this presentation. Forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. BNC undertakes no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements as a result of, among other factors: changes in local, regional and international business, economic or political conditions in the regions where BNC operates or has significant assets; changes in trade, monetary and fiscal policies of various governmental bodies and central banks could affect the economic environment in which BNC operates; the extensive and increasing regulation of the U.S. financial services industry; adverse changes in credit quality trends; breaches of security or failures of BNC's technology systems due to technological or other factors and cybersecurity threats; the ability to determine accurate values of certain assets and liabilities; adverse behaviors in securities, public debt, and capital markets, including changes in market liquidity and volatility; the ability to anticipate interest rate changes correctly and manage interest rate risk presented through unanticipated changes in BNC's interest rate risk position and/or short- and long-term interest rates; unanticipated changes in BNC's liquidity position, including but not limited to the ability to enter the financial markets to manage and respond to any changes to its liquidity position; increasing capital and liquidity standards under applicable regulatory rules; adequacy of BNC's risk management program; increased competitive pressure due to consolidation; diversion of management's time and attention to merger-related issues; unanticipated adverse effects and integration costs of acquisitions and dispositions of assets, business units or affiliates; the failure to realize anticipated benefits of acquisitions or to realize the benefits within the existing time frame; the ability to enter into agreements for future acquisitions or to complete pending acquisition; or the ability to integrate acquisitions and retain existing customers and attract new ones. Additional factors that could cause actual results to differ materially from those anticipated by forward-looking statements are discussed in BNC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Please refer to the SEC's website at www.sec.gov where you can review those documents.

BNC BANCORP 2

3 Additional Information This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any such offer will be made only pursuant to a prospectus supplement that BNC will file with the SEC and the Registration Statement on Form S - 3 that BNC filed with the SEC on July 19, 2016. A free copy of the prospectus supplement, as well as other filings containing information about BNC, may be obtained after their respective filing at the SEC’s website, www.sec.gov. In addition , free copies of documents filed by BNC with the SEC may be obtained on the BNC website at www.bncbancorp.com or by requesting them in writing from Ms. Drema Michael, BNC Bancorp, 3980 Premier Drive, Suite 210, High Point, North Carolina 27265, or by telephone at (336) 869 - 9200. Information about BNC’s executive officers and directors can also be found in BNC’s annual meeting proxy statement in connection with its 2016 Annual Meeting of Shareholders filed with the SEC on April 6 , 2016. This reference to our website is for the convenience of investors as required by the SEC. No information on our website is incorporated by reference into this presentation. This presentation contains certain financial measures that have been prepared other than in accordance with GAAP. These non - GAAP financial measures are presented because BNC believes they provide management and investors with information that is useful as a supplement to our financial statements in understanding our financial performance and condition. Non - GAAP financial measures are not necessarily comparable to GAAP measures and should not be viewed as a substitute for our results from operations that are prepared in accordance with GAAP. A reconciliation of such measures to the most comparable measures calculated in accordance with GAAP can be found beginning on page 26 of this investor presentation. BNC has filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation relates . Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about BNC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov . Alternatively, BNC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Stephens Inc., toll - free at 1 - 800 - 643 - 9691.

Issuer BNC Bancorp Nasdaq Ticker BNCN Offering Type Common Stock; Follow-On Base Offering Amount $55 million (100% primary) Overallotment Option 15% Pro Forma Market Capitalization (1) $1.22 Billion Use of Proceeds General corporate purposes Bookrunning Manager Stephens Inc. Co-Lead Managers Keefe, Bruyette & Woods, A Stifel Company Sandler O’Neill + Partners, L.P. Co-Manager FIG Partners, LLC. Lockup Period 90 Days 4 (1) Based on 45,201,186 shares outstanding as of June 30, 2016, 4,227,617 projected shares issued for the pending High Point ac qui sition and 2,704,147 shares issued in connection with common equity raise (assuming exercise of over - allotment option). All calculations based on BNC closing stock pr ice of $23.39 on July 18, 2016. Offering Summary Slide

5 BNC Bancorp Overview • Founded in 1991 and headquartered in High Point, NC • 80 branches across the Carolinas and Virginia • Balance Sheet (Pro forma as of June 30, 2016) • Assets: $7.3 Billion • Loans: $5.3 Billion • Deposits: $6.0 Billion June 30, 2016 Capital Ratios Estimated Pro Forma TCE / TA 8.65% Leverage 9.47% Tier 1 11.31% Total 13.07% Pro forma for pending High Point acquisition.

• Disciplined leadership with proven track record • F ranchise concentrated in high growth markets in the Carolinas & Southern Virginia • Outstanding growth, both organically and through acquisitions • 14 completed acquisitions since 2010, including whole bank, FDIC - assisted and branch deals • One pending (High Point) whole bank acquisition • Compound annual growth in originated loans of 18.0% since 2009 • Strong momentum with substantial earnings upside • Management focused on achieving core EPS of $ 2.00 • Attractive valuation versus peers 6 Investment Thesis

Experienced Leadership

						

	Richard Callicutt CEO & President	**David Spencer** Senior EVP & CFO	**Ron Gorczynski** Chief Accounting Officer	**Annette Rollins** Chief Human Resource Officer	**Tom Nelson** Chief Credit Officer	**Bill McKendry** Chief Enterprise Risk Officer	**Michael Bryan** Chief Information Officer
Tenure at BNC	• Joined in 1991	• Joined in 1997	• Joined in 2009	• Joined in 2012	• Joined in 2006	• Joined in 2011	• Joined in 2010
Banking Industry Experience	• 36 Years	• 27 Years	• 21 Years	• 36 Years	• 32 Years	• 19 Years	• 31 Years
Previous Experience	• Wachovia • First Union	• KPMG	• Square 1 Bank • Dixon Hughes	• First Citizens • Wachovia	• Bank of America • NationsBank • SterlingSouth Bank	• First Citizens • Wachovia • Bank One	• BancPro Systems • Hewlett Packard • DD&F Consulting

Management & Board currently own 4.47% of total shares outstanding

BNC BANCORP 7

8 Attractive Markets • Pro forma footprint covers key locations in NC, SC and VA • In 8 of the top 10 cities in NC (1) • In 7 of the top 10 cities in SC (1) • Projected population growth of 3 + million people in NC through 2030; 1+ million in SC • NC is ranked first in corporate relocations and has been for 8 of the past 9 years • NC’s two largest metro areas, Charlotte and the Triangle, account for nearly 70% of new jobs statewide • Charleston MSA is SC’s 3 rd largest with median household incomes 14% higher than the state • Home to 10 colleges and universities and over 22,000 military personnel • Voted #1 travel destination in US – 4 th year running • The Upstate region of SC has a population of more than 1.3 million and has attracted many well - known employers, including BMW, Michelin North America, Walgreens and Bank of America Pro forma for pending High Point acquisition. (1) Based on population size. (2) Represents deposit - weighted average based on June 30, 2015 branch deposit data. Sources: SNL Financial, US Census Bureau, Charleston Chamber of Commerce, Charlotte Business Journal April 2014. Pro Forma Demographic Overview Projected Projected Pop. Change HHI Change Unemployment Banking Region / MSA Population 2016-2021 (%) 2016-2021 (%) Rate (%) Piedmont Triad Winston-Salem, NC 659,449 3.49 4.98 4.5 Greensboro-High Point, NC 754,836 4.24 6.71 4.9 Albemarle, NC 60,641 1.74 2.98 4.3 Burlington, NC 156,731 3.92 4.09 4.4 Coastal South Carolina Charleston-North Charleston, SC 750,593 8.47 7.57 4.2 Myrtle Beach-Conway-North Myrtle Beach, SC-NC 433,835 9.50 4.64 5.3 Hilton Head Island-Bluffton-Beaufort, SC 209,656 8.47 6.34 4.3 Virginia Roanoke, VA 315,329 2.78 6.23 3.5 Charlotte Charlotte-Concord-Gastonia, NC-SC 2,436,209 7.01 9.26 4.5 Western Carolinas - Upstate Greenville-Anderson-Mauldin, SC 877,875 5.70 7.88 4.3 Asheville, NC 448,542 4.96 7.95 3.7 Spartanburg, SC 324,859 4.22 7.25 4.8 Raleigh-Durham-Chapel Hill (Triangle) Durham-Chapel Hill, NC 553,236 6.69 9.14 4.2 Raleigh, NC 1,274,181 8.19 7.28 4.1 BNC (2) 795,818 4.98 6.52 4.4 North Carolina 10,089,413 4.93 6.17 4.7 South Carolina 4,914,247 5.40 6.10 4.8 Virginia 8,428,329 4.43 4.82 3.6 National 322,431,073 3.69 7.77 4.5

Pro forma for pending High Point acquisition based on June 30, 2015 branch deposit data. (1) Community bank defined as depository institution with less than $15 billion in assets. Source: SNL Financial. 9 Diversified Deposit Base Piedmont Triad $2,706 50.1% Coastal South Carolina $838 15.5% Virginia $647 12.0% Charlotte $545 10.1% Western Carolinas Upstate $351 6.5% Raleigh - Durham - Chapel Hill (Triangle) $310 5.7% Total Deposit Overall Community Deposits Market Market Bank Banking Region / MSA ($) Share (%) Rank Rank (1) Piedmont Triad Winston-Salem, NC 1,341,825 3.86 3 1 Greensboro-High Point, NC 1,106,932 9.54 4 1 Albemarle, NC 210,055 23.28 2 2 Burlington, NC 46,936 2.42 10 5 Coastal South Carolina Charleston-North Charleston, SC 616,328 5.46 7 2 Myrtle Beach-Conway-North Myrtle Beach, SC-NC 188,984 2.61 12 6 Hilton Head Island-Bluffton-Beaufort, SC 32,918 0.83 17 9 Virginia Roanoke, VA 647,180 8.87 4 1 Charlotte Charlotte-Concord-Gastonia, NC-SC 545,207 0.25 11 4 Western Carolinas - Upstate Greenville-Anderson-Mauldin, SC 242,493 1.63 13 7 Asheville, NC 59,777 0.84 15 8 Spartanburg, SC 48,650 1.02 17 9 Raleigh-Durham-Chapel Hill (Triangle) Durham-Chapel Hill, NC 248,368 2.22 8 1 Raleigh, NC 61,763 0.25 19 10 Total BNC 5,397,416 North Carolina 3,620,863 1.02 9 3 South Carolina 1,129,373 1.50 10 3 Virginia 647,180 0.35 29 18 Deposits by Banking Region ($ in millions)

Building the Franchise

$1,079 $1,199 $1,358 $1,439 $1,705 $2,116 $2,721 $3,163 $0 $500 $1,000 $1,500 $2,000 $2,500 $3,000 $3,500 2009 2010 2011 2012 2013 2014 2015 2016 Q2 Growth in Originated Loans M&A Complements Strong Organic Loan Growth ($ in millions) 11 CAGR: 18.0% Originated loans calculated as total gross loans reported at period end less the fair value of loans acquired at period end.

$1,634 $2,150 $2,455 $3,084 $3,230 $4,073 $5,668 $7,322 $0.31 $0.62 $0.42 $0.54 $0.71 $1.21 $1.47 $1.54 $0.00 $0.20 $0.40 $0.60 $0.80 $1.00 $1.20 $1.40 $1.60 $1.80 $0 $1,000 $2,000 $3,000 $4,000 $5,000 $6,000 $7,000 $8,000 $9,000 $10,000 2009 2010 2011 2012 2013 2014 2015 2016 Q2 (2)(3) Total Assets Annual Core Earnings Per Share (1) 12 Adding Value Through Acquisitions ($ in millions) Acquisition dates as of announcement. EPS consensus estimates sourced from FactSet Research Systems as of July 18, 2016. (1) Core EPS is a non - GAAP financial measure defined as GAAP net income available to common shareholders, excluding transaction related expenses, gain/loss on sale of securities, loss on extinguishment of debt, acquisition related gains and insurance settlements, divided by weighted average fully diluted shares outstanding . See “Non - GAAP Reconciliation” – beginning on page 26 – for more details . (2) Total assets pro forma for pending High Point acquisition and common equity raise. (3) EPS represents 2016 full year consensus estimate adjusted for shares issued in this offering, assuming a $63.25 million c omm on equity raise at $23.39 per share. Assumes common equity raise closes on July 31, 2016 and net proceeds reinvested at 2.0% annually, pre - tax. (4) Signed agreement. April 9, 2010 Beach First National Bank (FDIC Assisted) 2010 September 8, 2011 Regent Bank (SC ) 2011 2012 2014 2015 2013 June 4, 2012 First Trust Bank May 31, 2013 Randolph Bank & Trust December 18, 2013 South Street Financial November 17, 2014 Valley Financial 2016 June 1, 2015 CertusHoldings (7 Branches) December 18, 2013 Community First Financial October 14, 2011 Blue Ridge Savings Bank (FDIC Assisted) December 21, 2011 KeySource Financial June 5, 2014 Harbor Bank Group November 16, 2015 High Point Bank Corp. (4) August 14, 2015 Southcoast Financial Indicates New Market Entry June 8, 2012 Carolina Federal Savings Bank (FDIC Assisted)

Growth in Earnings and Tangible Book Value EPS consensus estimates sourced from FactSet Research Systems as of July 18, 2016. (1) Core EPS is a non - GAAP financial measure defined as GAAP net income available to common shareholders excluding transaction related expenses, gain/loss on sale of securities, loss on extinguishment of debt, acquisition related gains and insurance settlements, divided by weighted average fully diluted shares outstanding. See “Non - GAAP Reconciliation” – beginning on page 26 – for more details. (2) Pro forma for $63.25 million common equity raise at $ 23.39 per share. Assumes common equity raise closes on July 31, 2016 and net proceeds reinvested at 2.0% annually, pre - tax . Consensus estimates assumed to be pro forma for pending High Point acquisition. See “Non - GAAP Reconciliation” – beginning on page 26 – for more details. (3) Tangible common book value per share is a non - GAAP financial measure defined as GAAP shareholders’ equity excluding preferred stock and intangible assets divided by common shares outstanding. See “Non - GAAP Reconciliation” – beginning on page 26 – for more details . 13 Core EPS Growth (1)(2) $0.54 $0.71 $1.21 $1.47 $1.54 $1.77 $0.00 $0.40 $0.80 $1.20 $1.60 $2.00 2012 Core 2013 Core 2014 Core 2015 Core 2016 Consensus 2017 Consensus Tangible Book Value per Share Growth (3) Projected CAGR: 26.8% $8.20 $8.66 $9.41 $10.77 $11.72 $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00 $11.00 $12.00 $13.00 2012 2013 2014 2015 2016 Q2 (2) Core earnings and t angible b ook v alue per share poised for significant growth

The Results

$102 $134 $154 $181 $210 $307 $372 $498 $595 $952 $1,130 $1,573 $1,634 $2,150 $2,455 $3,084 $3,230 $4,073 $5,668 $7,322 $0 $1,000 $2,000 $3,000 $4,000 $5,000 $6,000 $7,000 $8,000 Loans Deposits Assets 1997+ 5 Year 3 Year CAGR (1)(2) CAGR (1)(2) CAGR (1)(2) Loans 26.2% 25.6% 31.4% Deposits 26.2% 24.1% 26.2% Assets 26.0% 25.0% 28.0% 15 ($ in millions) (1) Pro forma for pending High Point acquisition and $63.25 million gross capital raise, as if completed on June 30, 2016, re spe ctively. (2) CAGR as of 18.5, 5.5, and 3.5 years ended June 30, 2016, respectively. Consistent Record of Growth

Diversified and Quality Loan Portfolio Data as of June 30, 2016. (1) Nonperforming loans defined as nonaccrual loans and accruing loans greater than 90 days past due. (2) Includes loans held for sale. 16 1.74% 1.14% 0.96% 0.63% 0.28% 0.16% 0.11% 4.60% 4.29% 2.45% 1.17% 0.53% 0.29% 0.24% 6.34% 5.42% 3.41% 1.79% 0.80% 0.45% 0.36% 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 6.00% 7.00% 2010 2011 2012 2013 2014 2015 2016 Q2 Originated Acquired Nonperforming Loans / Total Loans (1) Reserves and acquisition d iscounts to total l oans equal to 1.54% as of June 30, 2016 Non - owner Occupied CRE $1,476 30.4% Residential Mortgage $1,300 26.8% Owner - Occupied CRE $817 16.8% Commercial & Industrial $452 9.3% Commercial Constr. $453 9.3% Multi - family $203 4.2% Residential Construction $98 2.0% Leases $29 0.6% Consumer $23 0.5% Farmland $3 0.1% Loan Composition (2) ($ in millions) Total Loans: $4,854

Regulatory Commercial Real Estate Concentration Data as of June 30, 2016. (1) Pro Forma for pending High Point acquisition and $63.25 million common equity raise. 17 84.0% 339.9% 79.0% 321.4% 0.0% 50.0% 100.0% 150.0% 200.0% 250.0% 300.0% 350.0% 400.0% C&D Loans / Total RBC CRE Loans / Total RBC Standalone Pro Forma (1)

Well - Balanced Core Deposit Portfolio 18 D ata as of June 30, 2016. Total deposits and deposit composition pro forma for pending High Point acquisition. Noninterest Bearing Demand $1,061 17.7% Interest - Bearing Demand $590 9.8% MMA and Savings $2,399 40.0% Time Deposits $932 15.6% Wholesale Deposits $1,010 16.9% $1,828 $2,118 $2,656 $2,707 $3,396 $4,742 $5,992 0.20% 0.40% 0.60% 0.80% 1.00% 1.20% 1.40% 1.60% 1.80% 2.00% $0 $1,000 $2,000 $3,000 $4,000 $5,000 $6,000 2010 2011 2012 2013 2014 2015 2016 Q2 Cost of Deposits (%) Deposits Cost of Deposits (%) ($ in millions) Total Deposits Deposit Composition Pro Forma Total Deposits: $5,992 ($ in millions) ($ in millions)

Increasing Profitability 19 Data as of June 30, 2016. (1) Core ROAA is a non - GAAP financial measure defined as GAAP net income available to common shareholders excluding transaction related charges, gain/loss on sale of securities, loss on extinguishment of debt, acquisition related gains and insurance settlements as a percentage of average assets. See “Non - GAAP Reconciliation” – beginning on page 26 – for more details . (2) Core ROATCE is a non - GAAP financial measure defined as GAAP net income available to common shareholders excluding transaction related charges, gain/loss on sale of securities, loss on extinguishment of debt, acquisition related gains, and insurance settlements, plus amortization of intang ibl es as a percentage of average tangible common equity. See “Non - GAAP Reconciliation” – beginning on page 26 – for more details. ($ in millions) Core ROAA (1) Core ROATCE (2) 0.37% 0.63% 0.99% 1.12% 1.13% 0.00% 0.20% 0.40% 0.60% 0.80% 1.00% 1.20% 2012 2013 2014 2015 YTD 2016 7.65% 8.79% 13.70% 15.77% 14.96% 0.00% 3.00% 6.00% 9.00% 12.00% 15.00% 18.00% 2012 2013 2014 2015 YTD 2016

Attractive Valuation Compared to Peers 20 Price / Forward Earnings per Share 15.2x 13.2x 16.2x 13.6x 15.4x 13.8x 10.0x 11.0x 12.0x 13.0x 14.0x 15.0x 16.0x 17.0x P/2016 EPS (1) P/2017 EPS (1) BNC Regional Peers $5-$10B Banks 2.00x 1.71x 1.90x 0.00x 0.50x 1.00x 1.50x 2.00x 2.50x P/TBV (2) BNC Regional Peers $5-$10B Banks Price / Tangible Book Value per Share EPS consensus estimates sourced from FactSet Research Systems as of July 18, 2016. (1) Forward EPS pro forma for $63.25 million common equity raise at $23.39 per share. Assumes common equity raise closes on July 31, 2016 and net proceeds reinvested at 2.0% annually, pre - tax . Consensus estimates assumed to be pro forma for pending High Point acquisition. (2) Pro forma tangible book value per share of $11.72 as of June 30, 2016 includes effects of pending High Point acquisition an d n et proceeds from $63.25 million common equity raise at $23.39 per share. Tangible common book value per share is a non - GAAP financial measure defined as GAAP shareholders’ equity excluding preferred stock and intangible assets divided by common shares outstanding . See “Non - GAAP Reconciliation” – beginning on page 26 – for more details . Regional Peers consist of ABCB, CBF, FBNC, PNFP, PSTB, SSB, UBSH, UCBI and YDKN. $5 - $10B Banks consist of nationwide banks between $5 and $10 billion in assets traded on a major exchange. Market data as of July 18, 2016.

21 Strong Net Interest Margin with Stable Fair Value Accretion Projected Net Interest Margin (1) Pro Forma Fair Value Accretion (2) 3.93% 3.85% 4.29% 4.56% 4.19% 3.94% 3.54% 3.55% 3.76% 4.09% 3.71% 3.52% 0.00% 0.50% 1.00% 1.50% 2.00% 2.50% 3.00% 3.50% 4.00% 4.50% 5.00% 2011 2012 2013 2014 2015 YTD 2016 Reported Core Data as of June 30, 2016. (1) Core net interest margin adjusted to exclude fair value accretion. Core net interest margin is a non - GAAP financial measure. See “Non - GAAP Reconciliation” – beginning on page 26 – for more details . (2) Pro forma for pending High Point acquisition. $0 $5,000 $10,000 $15,000 $20,000 $25,000 2015 2016 2017 2018 FAS91 Accretion Total Accretion Including SOP03-3 Accretion ($ in thousands)

22 Driving Efficiency Through Scale and Noninterest Income Expansion Core Efficiency Ratio (1)(2) Core Noninterest Income (2) 76.0% 74.3% 67.1% 62.6% 59.3% 55.7% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% 70.0% 80.0% 2011 2012 2013 2014 2015 YTD 2016 Data as of June 30, 2016. (1) Core e fficiency r atio is a non - GAAP financial measure equal to noninterest expense excluding transaction related expenses and loss on extinguishment of debt as a percentage of reported FTE net interest income and core noninterest income. See “Non - GAAP Reconciliation” – beginning on page 26 – for more details . (2) Core noninterest income is a non - GAAP financial measure that excludes gain/loss on sale of securities, insurance settlements , acquisition related gains and bargain purchase gains . See “Non - GAAP Reconciliation” – beginning on page 26 – for more details. $11,800 $17,406 $21,650 $24,765 $31,564 $14,948 $17,012 $0 $5,000 $10,000 $15,000 $20,000 $25,000 $30,000 $35,000 2011 2012 2013 2014 2015 YTD 2015 YTD 2016 ($ in thousands) Opportunity to grow insurance, trust and SBA to meaningful levels

• Energetic leadership team focused on creating shareholder value • Attractive markets with substantial growth opportunities • Demonstrated ability to generate organic growth • Significant scale with substantial operating leverage • Attractive valuation versus peers 23 Summary

Appendix

25 Pro Forma Analysis – June 30, 2016          Consolidated Balance Sheet Data: Cash and securities    $ 1,007,030 $ 207,884 $ (43,407) $ 59,588 $ 1,231,095 Gross Loans (Incl. HFS)    4,854,388 498,130 (17,151) 5,335,368 Allowance for loan losses    (33,841) (7,090) 7,090 (33,841) Intangibles    207,234 4,503 49,712 261,449 Other Assets    443,562 76,205 8,007 527,774 Total Assets 6,478,373 779,632 4,251 59,588 7,321,844 Deposits    5,356,643 633,462 1,498 5,991,603 Short-term borrowings    106,336 2,000 108,336 Long-term debt    245,783 26,666 347 272,796 Other Liabilities    52,550 12,809 11,349 76,708 Shareholders’ equity    717,061 104,695 (8,943) 59,588 872,401 Average Assets - Leverage $ 6,163,251 $ 775,648 $ (41,660) $ 59,588 $ 6,956,827 Estimated Risk-Weighted Assets 5,182,698 642,613 5,825,311 Tangible Common Equity $ 509,827 $ 610,952 Shares Outstanding (2) 45,201 4,228 2,704 52,133 Tangible Book Value per Share $ 11.28 $ 11.72 Leverage Ratio 8.98% 9.47% Tier 1 Common Ratio 9.75 10.49 Tier 1 Capital Ratio 10.68 11.31 Total Capital Ratio 12.66 13.07 TCE / TA 8.13 8.65 (Amounts in thousands, except per share data) As of June 30, 2016 BNC High Point Pro Forma Bancorp High Point Adjustments Offering (1) As Adjusted (1) Net proceeds assuming $63.25 million in gross proceeds including overallotment, 5% gross spread and $500,000 in offering expenses. (2) Shares issued for each transaction assume a BNC market price of $ 23.39 per share as of July 18, 2016. The summary pro forma financial information set forth below gives effect to the following transactions as if they had occurre d o n June 30, 2016: • The acquisition of High Point • The $63.25 million common equity raise at an assumed price of $23.39, which was the closing price of BNC common stock on July 18, 2016 The following table presents ( i ) certain financial information for BNC and High Point on a historical basis, (ii) adjustments based on High Point acquisition, expected to close in the fourth quarter of 2016, (iii) adjustments for the offering of BNC common stock, and (iv) certain financial information for BNC on a pro forma basis . You should not rely on the pro forma financial information as it is not necessarily indicative of the operating results or financial position that would have occurred if the merger and this offering had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of BNC on a combined basis. The pro forma financial information , although helpful in illustrating the financial characteristics of BNC on a combined basis under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring an d merger - related costs, or other factors that may result as a consequence of the transactions and, accordingly, does not attempt to predict or suggest future results

Non-GAAP Reconciliation

($ in thousands)	Six Months Ended Jun. 30, 2016	Six Months Ended Jun. 30, 2015	Year Ended December 31, 2015	2014	2013	2012	2011
Core Earnings per Share, Diluted							
Net income available to common shareholders (GAAP)	$ 29,082	$ 19,772	$ 44,450	$ 29,390	$ 16,187	$ 8,049	$ 4,526
Transaction-related charges, net of tax	3,302	2,572	8,364	5,641	3,634	3,310	819
Loss on extinguishment of debt, net of tax	-	-	481	386	-	-	-
Insurance settlement income, net of tax	-	-	-	484	302	-	-
Acquisition-related gain, net of tax	-	-	-	-	453	-	-
Securities gains (losses), net of tax	(21)	28	556	(322)	(26)	1,922	763
Core earnings (non-GAAP)	32,405	22,316	52,739	35,255	19,092	9,437	4,582
Weighted average fully diluted shares outstanding	41,200	32,704	35,782	29,152	26,714	17,599	10,894
Core earnings per share, diluted (non-GAAP)	$ 0.79	$ 0.68	$ 1.47	$ 1.21	$ 0.71	$ 0.54	$ 0.42
Tangible Common Book Value per Share							
Shareholders' equity (GAAP)	$ 717,061	$ 403,583	$ 592,147	$ 390,388	$ 271,330	$ 282,244	$ 163,855
Intangible assets	207,234	82,022	152,985	83,701	34,966	32,193	29,115
Preferred stock	-	-	-	-	-	47,878	47,398
Tangible common shareholders equity (non-GAAP)	509,827	321,561	439,162	306,687	236,364	202,173	87,342
Common shares outstanding	45,201	32,589	40,774	32,599	27,303	24,650	9,101
Tangible common book value per share (non-GAAP)	$ 11.28	$ 9.87	$ 10.77	$ 9.41	$ 8.66	$ 8.20	$ 9.60
Core Return on Average Assets							
Net income available to common shareholders (GAAP)	$ 29,082	$ 19,772	$ 44,450	$ 29,390	$ 16,187	$ 8,049	$ 4,526
Transaction-related expenses, net of tax	3,302	2,572	8,364	5,641	3,634	3,310	819
Loss on extinguishment of debt, net of tax	-	-	481	386	-	-	-
Insurance settlement income, net of tax	-	-	-	484	302	-	-
Acquisition-related gain, net of tax	-	-	-	-	453	-	-
Securities gains (losses), net of tax	(21)	28	556	(322)	(26)	1,922	763
Core earnings (non-GAAP)	$ 32,405	$ 22,316	$ 52,739	$ 35,255	$ 19,092	$ 9,437	$ 4,582
Average assets	5,771,739	4,139,175	4,720,107	3,561,719	3,009,367	2,544,718	2,208,525
Core return on average assets (non-GAAP)	1.13%	1.09%	1.12%	0.99%	0.63%	0.37%	0.21%

BNC BANCORP 26

Non-GAAP Reconciliation

($ in thousands)	Six Months Ended Jun. 30, 2016	Six Months Ended Jun. 30, 2015	Year Ended December 31, 2015	2014	2013	2012	2011
Return on Average Tangible Common Equity							
Net income available to common shareholders (GAAP)	$ 29,082	$ 19,772	$ 44,450	$ 29,390	$ 16,187	$ 8,049	$ 4,526
Amortization of intangibles, net of tax	1,476	1,058	2,498	1,474	723	348	256
Tangible net income available to common shareholders (non-GAAP)	30,558	20,830	46,948	30,864	16,910	8,397	4,782
Average common shareholders equity	611,074	396,967	466,881	323,183	257,678	157,471	109,810
Average intangible assets	155,738	82,853	116,548	55,026	32,361	29,581	28,433
Average tangible common shareholders' equity (non-GAAP)	455,336	314,114	350,333	268,157	225,317	127,890	81,377
Return on average tangible common equity (non-GAAP)	13.50%	13.37%	13.40%	11.51%	7.50%	6.57%	5.88%
Core Return on Average Tangible Common Equity							
Net income available to common shareholders (GAAP)	$ 29,082	$ 19,772	$ 44,450	$ 29,390	$ 16,187	$ 8,049	$ 4,526
Amortization of intangibles, net of tax	1,476	1,058	2,498	1,474	723	348	256
Transaction-related expenses, net of tax	3,302	2,572	8,364	5,641	3,634	3,310	819
Loss on extinguishment of debt, net of tax	-	-	481	386	-	-	-
Insurance settlement income, net of tax	-	-	-	484	302	-	-
Acquisition-related gain, net of tax	-	-	-	-	453	-	-
Securities gains (losses), net of tax	(21)	28	556	(322)	(26)	1,922	763
Core tangible net income available to common shareholders (non-GAAP)	33,882	23,374	55,237	36,729	19,815	9,785	4,838
Average common shareholders equity	611,074	396,967	466,881	323,183	257,678	157,471	109,810
Average intangible assets	155,738	82,853	116,548	55,026	32,361	29,581	28,433
Average tangible common shareholders' equity (non-GAAP)	455,336	314,114	350,333	268,157	225,317	127,890	81,377
Core return on average tangible common equity (non-GAAP)	14.96%	15.01%	15.77%	13.70%	8.79%	7.65%	5.95%
Core Net Interest Margin							
Net interest income (GAAP)	$ 98,420	$ 76,803	$ 171,802	$ 138,216	$ 108,607	$ 80,624	$ 70,423
FTE adjustment	3,840	3,724	7,557	7,747	7,165	5,726	5,595
Net interest income, FTE (GAAP)	102,260	80,527	179,359	145,963	115,772	86,350	76,018
Fair value accretion	10,781	10,532	20,516	14,879	14,418	6,654	7,461
Core net interest income (non-GAAP)	91,479	69,995	158,843	131,084	101,354	79,696	68,557
Average interest-earning assets	5,225,855	3,755,735	4,278,267	3,202,958	2,696,475	2,244,423	1,936,069
Core net interest margin (non-GAAP)	3.52%	3.76%	3.71%	4.09%	3.76%	3.55%	3.54%

BNC BANCORP 27

28 Non - GAAP Reconciliation Jun. 30, 2016 Jun. 30, 2015 2015 2014 2013 2012 2011 Core Efficiency Ratio Non-interest expense (GAAP) 71,726$ 63,390$ 139,155$ 116,477$ 97,933$ 82,272$ 67,864$ Transaction-related expenses 5,242 4,083 13,276 8,954 5,768 5,212 1,100 Loss on extinguishment of debt - - 763 613 - - - Core non-interest expense (non-GAAP) 66,484 59,307 125,116 106,910 92,165 77,060 66,764 Net interest income, FTE 102,260 80,527 179,358 145,963 115,722 86,350 76,018 Non-interest income - GAAP 16,977 14,993 32,448 25,022 22,806 33,138 20,802 Securities gains (losses), net (35) 45 884 (511) (42) 3,026 1,202 Acquisition-related gain - - - - 719 12,706 7,800 Insurance settlement income - - - 768 479 - - Core efficiency ratio (non-GAAP) 55.74% 62.12% 59.32% 62.62% 67.09% 74.27% 76.03% Core Non-Interest Income Non-interest income (GAAP) 16,977$ 14,993$ 32,448$ 25,022$ 22,806$ 33,138$ 20,802$ Securities gains (losses), net (35) 45 884 (511) (42) 3,026 1,202 Acquisition-related gain - - - - 719 12,706 7,800 Insurance settlement income - - - 768 479 - - Core non-interest income (non-GAAP) 17,012$ 14,948$ 31,564$ 24,765$ 21,650$ 17,406$ 11,800$ Six Months Ended Year Ended December 31, ($ in thousands)